SP FUNDS TRUST 485BPOS

Exhibit 99(n)

SP FUNDS TRUST

Target Date Funds

RULE 18F-3 PLAN

The following Rule 18f-3 Plan (the “18f-3 Plan”) has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), by SP Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”). The Trust may offer different classes of shares of any of its Funds listed on Schedule A pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) under the following plan.

SP Funds 2030 Target Date Fund is authorized to issue from time to time Investor Shares and Institutional Shares. SP Funds 2040 Target Date Fund is authorized to issue from time to time Investor Shares and Institutional Shares. SP Funds 2050 Target Date Fund is authorized to issue from time to time Investor Shares and Institutional Shares. The shares of each class may be purchased at a price equal to the next determined net asset value per share of such class.

Investor Shares of each Fund will be offered for sale, with a minimum initial investment of $250, subject to a 12b-1 fee, pursuant to the Trust’s Distribution (Rule 12b-1) Plan (the “Rule 12b-1 Plan”). For purposes hereof, “12b-1 Fee” refers to the fee, authorized under the Trust’s Rule 12b-1 Plan, pursuant to Rule 12b-1 under the Act that reflects the use of a portion of a Fund’s assets (up to 0.25% annually of that Fund’s average daily net assets) to finance the distribution of the Fund’s Investor Shares and to furnish services to shareholders.

Institutional Shares will be offered for sale, with a minimum initial investment of $50,000, without a 12b-1 Fee.

Each class of shares of a Fund represents an interest in the same portfolio of investments of the Fund and will have in all respects the same rights and obligations as each other class of the Fund, except as otherwise provided herein. Each class of shares may be subject to different investment minimums and other conditions of eligibility as may be described in the prospectus for the particular class of shares, as from time to time in effect.

Each class of shares of a Fund will pay all of the expenses of an arrangement for the distribution of shares that is specific to that class, including the fees and expenses of any plan adopted pursuant to Rule 12b-1 relating to the particular class (including the expenses of obtaining shareowner approval of any such plan or amendment thereto).

Income, realized and unrealized capital gains and losses, and expenses to be paid by the Funds and not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets.

Expenses allocable to a specific class are expenses specifically incurred by or for such class including the following:

●	Rule 12b-1 expenses; and

●	Any applicable service fees.

Net investment income dividends and capital gain distributions paid by a Fund on each class of its shares will be calculated in the same manner on the same day and at the same time.

Expenses may be waived or reimbursed by a Fund’s adviser, underwriter or any other provider of services to the Fund.

Shareowners may elect to convert eligible Investor Shares into Institutional Shares of the same series, provided that following the conversion the investor meets applicable eligibility requirements for the Institutional Shares. Any such conversion will occur at the next available respective net asset values of the share classes.

Shares of each class of a Fund may be exchanged for shares of each class of another Fund, only to the extent permitted as described in the prospectus for the particular class of shares, as from time to time in effect.

Each class of shares of a Fund will have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareowners in which the interests of one class differ from the interest of any other class.

This Rule 18f-3 Plan will become effective with respect to the Funds after approval by a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust, as defined by the Act.

Effective Date: March 28, 2024

Schedule A

FUND	CLASSES
SP Funds 2030 Target Date Fund	Investor Class
Institutional Class
SP Funds 2040 Target Date Fund	Investor Class
Institutional Class
SP Funds 2050 Target Date Fund	Investor Class
Institutional Class